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                                                               EXHIBIT 10(g)(ii)

                                    AMENDMENT
                                       TO
                     MANAGEMENT PERFORMANCE IMPROVEMENT PLAN


Effective as of March 12, 2004, the Management Performance Improvement Plan (the "MPIP"), is amended as follows:

1. Subsection 4(a) of the MPIP is amended by adding the following sentence to the end of the first paragraph:

     Notwithstanding the foregoing, with respect to Performance Measurement Periods beginning on or after January 1, 2005 and provided that no Change of Control shall have occurred, the Committee may, in its discretion, reduce any payment to which a Participant who is an employee of the Company would otherwise be entitled by such amount or percentage as the Committee deems appropriate.

2. Except as expressly set forth herein, there are no other amendments to the MPIP.